Press Release

Contact:Matthew M. Partridge

Senior Vice President, Chief Financial Officer & Treasurer

(386) 944-5643

mpartridge@alpinereit.com

FOR IMMEDIATE RELEASE	ALPINE INCOME PROPERTY TRUST ENTERS INTO AGREEMENTS TO ACQUIRE SEVEN PROPERTIES FROM CTO REALTY GROWTH FOR $56.0 MILLION

DAYTONA BEACH, FL – April 6, 2021 – Alpine Income Property Trust, Inc. (NYSE: PINE) (the “Company”) announced today it has entered two separate agreements to acquire seven retail net lease properties for a combined purchase price of $56.0 million (the “Acquisitions”) from CTO Realty Growth, Inc. (NYSE: CTO).

“Since Alpine’s IPO in 2019, we’ve highlighted the remaining single tenants net lease properties within CTO’s portfolio as a potential source of future acquisitions for Alpine,” said John P. Albright, President and Chief Executive Officer of Alpine Income Property Trust. “We are excited to announce these first two agreements with CTO, which we believe represent great opportunities for Alpine to efficiently acquire a number of properties that provide an attractive yield and excellent tenant, sector and geographic diversity to our already high-quality net lease portfolio.”

The Acquisitions consist of a purchase and sale agreement to acquire a six-property portfolio (the “Six-Property Acquisition”) and a separate purchase and sale agreement to acquire one property (the “Single-Property Acquisition”).

The Six-Property Acquisition consists of properties net leased to leading national retailers such as Lowe’s, Walgreens, Harris Teeter and Big Lots, with more than 60% of annualized base rent coming from properties leased to, or with leases guaranteed by, investment grade-rated entities.

All six of the properties in the Six-Property Acquisition are within metropolitan statistical areas (“MSA”) that have populations over one million people, including locations in close proximity to Charlotte, NC; Seattle, WA; Washington, DC; Houston, TX; Phoenix, AZ; and Orlando, FL.

As part of the Six-Property Acquisition, the Company will be assuming an existing $30.0 million secured mortgage, which bears a fixed interest rate of 4.33% (the “Loan”).  The Loan matures in October 2034 but is prepayable without penalty beginning in October 2024.

The Single-Property Acquisition is a property located in the Dallas-Fort Worth-Arlington, TX MSA, net leased to Burlington, and is expected to close in the second quarter of 2021.

The Acquisitions are subject to customary closing requirements and conditions, including but not limited to the various approvals related to the Six-Property Acquisition Loan assumption.  As a result, the Company can give no assurance that the Acquisitions will be completed within a specific time period, or at all.

About CTO Realty Growth, Inc.

CTO Realty Growth, Inc. is a publicly traded diversified REIT that owns and operates a diversified portfolio of income properties comprising approximately 2.8 million square feet in the United States. CTO also owns an approximate 23.5% interest in Alpine Income Property Trust, Inc., a publicly traded net lease REIT (NYSE: PINE).

We encourage you to review our most recent investor presentation, which is available on our website at www.ctoreit.com.

About Alpine Income Property Trust, Inc.

Alpine Income Property Trust, Inc. (NYSE: PINE) is a publicly traded real estate investment trust that acquires, owns and operates a portfolio of high-quality net leased commercial income properties.

We encourage you to review our most recent investor presentation which is available on our website at www.alpinereit.com.

Safe Harbor

This press release may contain “forward-looking statements.” Forward-looking statements include statements that may be identified by words such as “could,” “may,” “might,” “will,” “likely,” “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “continues,” “projects” and similar references to future periods, or by the inclusion of forecasts or projections. Forward-looking statements are based on the Company’s current expectations and assumptions regarding capital market conditions, the Company’s business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, the Company’s actual results may differ materially from those contemplated by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include general business and economic conditions, continued volatility and uncertainty in the credit markets and broader financial markets, risks inherent in the real estate business, including tenant defaults, potential liability relating to environmental matters, illiquidity of real estate investments and potential damages from natural disasters, the impact of the COVID-19 Pandemic on the Company’s business and the business of its tenants and the impact on the U.S. economy and market conditions generally, other factors affecting the Company’s business or the business of its tenants that are beyond the control of the Company or its tenants, and the factors set forth under “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020. Any forward-looking statement made in this press release speaks only as of the date on which it is made. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.